October 27, 2021

Personal and Confidential

Doris Fritz-Bianchi

Re:    Offer Letter

Dear Doris:

I am very pleased to provide you with a summary of the terms and conditions of your employment with Skillz Inc. (the “Company”).

1.Position. Your initial position will be Head of People and you will work at our Las Vegas office reporting directly to the Company’s Chief Executive Officer. However, consistent with applicable shelter-in-place orders, all employees will continue to work remotely until we announce otherwise. As you progress with the Company, your position and assignments are, of course, subject to change. We are a dynamic organization with ever- changing needs, and we will work over the course of your employment to determine where your talents and abilities can be best utilized. As our employee, we expect that you will devote your full working time to the performance of your duties to the Company, and that you will perform any and all duties and responsibilities normally associated with your position in a satisfactory manner and to the best of your abilities at all times.

2.Start Date/At-Will Nature of Relationship. If you accept this offer, your employment with the Company will begin August 2, 2021 (the “Commencement Date”). No provision of this letter will be construed to create an express or implied employment contract, or a promise of employment for any specific period of time. Your employment with the Company is at-will employment which may be terminated by you or the Company at any time for any reason with or without advance notice.

3.Compensation and Equity.

Signing Bonus. You will also receive a one-time signing bonus in the amount of (see table above) (the “Signing Bonus”) less applicable withholding, which will be paid ninety (90)

days following your Commencement Date with the Company, subject to your continuous employment with the Company from the Commencement Date through the date of payment and the repayment obligation described in the following sentence. If you voluntarily leave the Company prior to completing twenty-four (24) months months’ work following the Commencement Date, you agree to repay the post-tax portion of the Signing Bonus within 30 days of your departure.

Annual Bonus. Your initial target incentive compensation opportunity with the Company will be (see table above), paid out on an annual basis if you achieve established goals and objectives. Target incentives do not constitute a promise of payment and the actual amount of your incentive compensation may be lower or higher than your target based on factors such as the Company’s overall performance, your individual job performance and your ability to meet your established goals and objectives. In order to be eligible for incentive compensation you must be employed by the Company and not under termination notice on or prior to the date when an incentive might have otherwise been payable. Target incentive compensation may be pro-rated, depending on your Commencement Date.

Time-Based Incentive Award. As soon as reasonably practicable following your Commencement Date, and subject to approval of the Company’s Compensation Committee or CEO, the Company will grant you a Restricted Stock Unit award settled in (see table above) of the Company’s Class A common stock (the “Incentive Award”). The Incentive Award will be subject to the Skillz Inc. 2020 Omnibus Incentive Plan (as it may be amended from time to time, the “2020 Plan”) and an award agreement setting forth the specific terms and conditions of the Incentive Award. Twenty-five percent (25%) of the Incentive Award will cliff-vest on the first anniversary of your Commencement Date, and the remaining amount will vest in substantially equal quarterly installments over the following twelve (12) calendar quarters (such that the Incentive Award will be fully vested after four (4) years of service), in each case subject to your continuous service with the Company through each applicable vesting date and the additional terms and conditions of the 2020 Plan and the applicable award agreement.

4.Your Certifications to the Company.

As a condition of your employment, you certify to the Company that you are free to enter into and fully perform the duties of your position and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your performance for the Company. You further certify that your signing this letter of employment does not violate any order, judgment or injunction applicable to you, or conflict with or breach any agreement to which you are a party or by which you are bound. If you are subject to any such agreement or order, please forward it to me, along with a copy of this letter.

Additionally, as a condition of your employment, you also certify that all facts you have presented to the Company are accurate and true. This includes, but is not limited to, all oral and written statements you have made (including those pertaining to your education, training, qualifications, licensing and prior work experience) on any job application, resume or c.v., or in any interview or discussion with the Company.

5.Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidential Information and Invention Assignment Agreement.

6.Taxes, Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all applicable taxes, withholding and any other deductions required by applicable law.

7.Background Verification. Your employment with the Company is conditioned on a satisfactory Consumer Report and/or an Investigative Consumer Report, in compliance with local law.

8.Before You Start. Your employment with the Company is conditioned on your providing legal proof of your identity and eligibility to work in the United States. On your first day, you must complete an I-9 Form and provide us with any of the accepted forms of identification specified on the I-9 Form.

9.Miscellaneous.

Governing Law. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed and interpreted in accordance with the laws of the state in which you work, without giving effect to principles of conflicts of law.

Arbitration. You and the Company agree that to the fullest extent permitted by law, any and all claims relating to, arising from or regarding your employment, will be resolved by final and binding arbitration by a single arbitrator. You and the Company further agree that such claims be resolved on an individual basis only, not on a class, collective, representative, or private attorney general act representative basis on behalf of other employees (“Class Waiver”), to the fullest extent permitted by applicable law. Any claim that all of part of the Class Waiver is invalid, enforceable, unconscionable, void or voidable may be determined only by a court. In no case may class, collective or representative claims proceed in arbitration. You and the Company agree to bring any claim in arbitration before JAMS, pursuant to the JAMS Employment Rules & Procedures (which can be reviewed at https://www.jamsadr.com/rules- employment-arbitration/).

You on the one hand, and the Company on the other, waive any rights to a jury trial or a bench trial in connection with the resolution of any claim under this agreement (although both parties may seek interim emergency relief from a court to prevent irreparable harm to their confidential information or trade secrets pending the conclusion of any arbitration). This agreement will be construed and interpreted in accordance with the laws of the state in which you work and the Federal Arbitration Act (“FAA”). In the case of a conflict, the FAA will control. Claims will be governed by applicable statutes of limitations. Except as to the Class Waiver, the arbitrator, and not a court, will determine whether the arbitration agreement applies to a dispute, controversy, or claim. In the event that any portion of this arbitration clause is deemed illegal or unenforceable, such provision will be severed and the remainder of this clause will be given full force and effect. Arbitration is not a mandatory condition of your employment. If you wish to opt out of this arbitration clause, you must notify the Company in writing by sending an email to hr@skillz.com stating your intent to opt out within 30 days of signing this offer letter.

Entire Agreement. This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this agreement, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to: (i) conduct business electronically, (ii) receive such documents and notices by such electronic delivery, and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third-party designated by the Company.

You may accept this offer of employment and the terms and conditions hereof by signing and dating this letter. This offer will expire on October 31, 2021 at 11:59pm PT, unless accepted by you prior to such date by directing the signed offer letter to me.

[signatures on following page]

We are pleased to offer you the opportunity to join Skillz Inc. and we look forward to having you aboard. We are confident that you will make an important contribution to our unique and exciting enterprise.

Sincerely, SKILLZ INC.

/s/ Andrew Paradise
Andrew Paradise Chief Executive Officer

ACCEPTED AND AGREED:

        /s/ Doris Fritz-Bianchi
Doris Fritz-Bianchi
10/29/2021